UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                November 5, 2003


                          FOX ENTERTAINMENT GROUP, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Delaware                       1-14595                 95-4066193
--------------------------------- ------------------------- --------------------
(State or other jurisdiction of   (Commission File Number)     (IRS Employer
        incorporation)                                       Identification No.)

                           1211 Avenue of the Americas
                            New York, New York 10036
--------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (212) 852-7111
                                                           --------------

                                 Not applicable
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 12:  Results of Operations and Financial Condition

On November 5, 2003, The News Corporation Limited ("News Corporation") released its financial results for the quarter ended September 30, 2003 for Fox Entertainment Group, Inc. ("FEG"), an indirect, approximately 81% owned subsidiary of News Corporation.

The text of the press release follows:

  Fox Reports First Quarter Operating Income of $611 Million, a 57%
                  Increase, on Revenue Growth of 18%

  First Quarter Operating Income before Depreciation and Amortization
                       Grows 46% to $684 Million

    QUARTER HIGHLIGHTS

    -- Filmed Entertainment operating income before depreciation and amortization nearly triples on robust home entertainment sales of film and television titles as well as strong syndication contributions.

    --  Sustained ratings and advertising growth at the Regional
        Sports Networks and Fox News Channel drives 12% operating income before depreciation and amortization growth at Cable Network Programming.

    -- Operating income before depreciation and amortization at Television Stations up 6% on higher advertising revenues from increased market share.

    -- Television Broadcast Network operating income before depreciation and amortization down due to the inclusion of American Idol in the quarter a year ago.

     NEW YORK--(BUSINESS WIRE)--Nov. 5, 2003--The Fox Entertainment Group (NYSE:
FOX) today reported first quarter consolidated revenues of $2.8 billion, a 18% increase over the $2.3 billion in prior year and operating income before depreciation and amortization(1) of $684 million, up 46% over the $467 million reported a year ago. The year-on-year operating growth was driven primarily by a near three-fold increase at Filmed Entertainment as well as increases at the Cable Network Programming and Television Station segments.

     Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:


    "The unparalleled growth we delivered during the first quarter - our seventh consecutive quarter of double-digit earnings increases
    - is a clear demonstration of the strength we are enjoying across our balanced collection of businesses. Operating income before depreciation and amortization growth of 46%, on revenue growth of 18%, was generated by increases at nearly every operating segment: at our film and television production businesses, which continue to capitalize on the expanding home entertainment market; at our cable channels, which have benefited from sustained viewership gains; and at our television stations, which have expanded market share. Overall, the first quarter has given us a great start to the fiscal year, and we are well on our way to meeting our growth forecast for 2004."


Consolidated Operating Income (Loss)
                                              3 Months Ended
                                               September 30,
                                          2003                 2002
                                          ----                 ----
                                               US $ Millions

Filmed Entertainment              $        333         $        105
Television Stations                        221                  209
Television Broadcast Network               (45)                  (8)
Cable Network Programming                  102                   83
                                 --------------       --------------
Consolidated operating income     $        611         $        389
                                 ==============       ==============


Consolidated Operating Income (Loss)
 Before Depreciation and Amortization(1)

                                              3 Months Ended
                                               September 30,
                                          2003                 2002
                                          ----                 ----
                                               US $ Millions

Filmed Entertainment              $        345         $        118
Television Stations                        237                  224
Television Broadcast Network               (41)                  (3)
Cable Network Programming                  143                  128
                                 --------------       --------------
Consolidated operating income
 before depreciation and
 amortization                     $        684         $        467
                                 ==============       ==============


    Equity earnings of affiliates of $7 million for the first quarter improved $5 million versus the same period a year ago, principally due to improved results from the National Geographic Channel - Domestic as increased distribution drove affiliate and advertising revenues.
    This quarter's results reflect a $26 million gain, included in other income, related to the settlement of the Company's insurance claim for losses at the World Trade Center.
    First quarter net income increased to $401 million ($0.45 per share) as compared to net income of $214 million ($0.25 per share) in the prior year primarily due to higher consolidated operating income before depreciation and amortization.

    FILMED ENTERTAINMENT

    The Filmed Entertainment segment reported first quarter operating income before depreciation and amortization of $345 million, a $227 million increase over the $118 million reported in the same period a year ago. The substantial growth primarily reflects increased contributions from the worldwide home entertainment release of film and television titles and higher syndication profits from Twentieth Century Fox Television (TCFTV). Operating income increased to $333 million versus $105 million a year ago reflecting the factors described above.
    Current quarter film results were largely driven by the worldwide home entertainment performances of Daredevil and Phone Booth combined with strong worldwide home entertainment, pay-TV and free-TV contributions from various catalog titles. These contributions were partially offset by the worldwide theatrical launch costs for the successful release of League of Extraordinary Gentlemen, which has grossed over $170 million in worldwide box office to date. The first quarter a year ago included the worldwide home entertainment performances of Shallow Hal, Behind Enemy Lines and catalog titles.
    At TCFTV, earnings grew year-on-year primarily reflecting higher syndication profits from the initial releases of Angel and Judging Amy as well as increased contributions from M*A*S*H. Increased DVD sales of television series, most notably from The Simpsons, Buffy the Vampire Slayer and 24, also contributed to the year-on-year growth.

    TELEVISION STATIONS

    At the Fox Television Stations first quarter operating income before depreciation and amortization of $237 million grew 6% over the same period a year ago as market share gains more than offset a decline in political spending and the non-recurrence of American Idol on the broadcast network in the current quarter. Current year earnings growth was also fueled by margin expansion primarily from lower local programming and promotional costs as well as duopoly savings versus the first quarter of fiscal 2003. Operating income increased to $221 million versus $209 million a year ago reflecting the factors described above.

    TELEVISION BROADCAST NETWORK

    The FOX Broadcasting Company (FBC) reported first quarter operating losses before depreciation and amortization of $41 million versus losses of $3 million a year ago. Improved advertising pricing was more than offset by cancellation costs for several series and projects as well as a 20% decline in primetime ratings versus the first quarter a year ago which included the record-breaking performance of American Idol. During the quarter, FBC launched several new series, including The O.C., which gained audience share every week following its August premiere and was the highest-rated new scripted show of the summer among Adults 18-49. Subsequent to quarter-end, primetime ratings have improved with the current broadcast season's ratings up 15% compared to a year ago led by the strength of post-season Major League Baseball and new season series premieres. Operating loss increased to $45 million versus $8 million a year ago reflecting the factors described above.

    CABLE NETWORK PROGRAMMING

    Cable Network Programming reported first quarter operating income before depreciation and amortization of $143 million, an improvement of $15 million over last year's results. The 12% growth reflects strong revenue gains at the Fox News Channel and the Regional Sports Networks, slightly offset by higher programming costs at the FX Channel. Operating income increased to $102 million versus $83 million a year ago reflecting the factors described above.
    Fox News Channel (FNC) reported operating income growth of 31% in the first quarter as strong revenue growth, primarily from increased ad sales, more than offset slightly higher costs associated with coverage of the war in Iraq and the California recall election. FNC was the only cable news channel to increase its viewership during the quarter, with growth of 14% in primetime and 16% on a 24-hour basis compared to the first quarter a year ago.
    Fox Cable Networks' (including the Regional Sports Networks
(RSNs), the FX Channel (FX) and SPEED Channel) operating income increased 6% for the quarter driven by double-digit revenue growth at the RSNs reflecting DTH subscriber additions, higher affiliate rates and increased advertising sales. At FX, affiliate revenue growth from an expanded subscriber base was offset by increased programming costs for original programming and charges related to the cancellations of Lucky and Orlando Jones. Investment in original programming continues to drive viewership gains with first quarter viewership among households and Adults 18-49 up nearly 20% versus the same period a year ago, led by Nip/Tuck, the highest rated new series on basic cable during calendar 2003.

    OTHER MATTERS

    Subsequent to quarter end, the Company announced it had reached an agreement in principle for the sale of the Los Angeles Dodgers. The agreement is subject to Major League Baseball approval and has been forwarded to Major League Baseball's ownership committee for review and recommendation to the other club owners, who will then vote on the proposed sale.

    (1) Operating income before depreciation and amortization is defined as operating income (loss) plus depreciation and amortization and amortization of cable distribution investments. Depreciation and amortization expense includes the depreciation of property and equipment, as well as the amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and as such it is excluded from operating income before depreciation and amortization. FEG reconciles this non-GAAP measure to operating income in our supplemental data beginning on page 8 of this release.

    To receive a copy of this press release through the Internet, access Fox's corporate Web site located at http://www.fox.com
    Audio from Fox's conference call with analysts on the first quarter results can be heard live on the Internet at 5:00 p.m. Eastern Standard Time today. To listen to the call, visit http://www.fox.com

    Cautionary Statement Concerning Forward-Looking Statements

    This document contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The "forward-looking statements" included in this document are made only as of the date of this document and we do not have any obligation to publicly update any "forward-looking statements" to reflect subsequent events or circumstances, except as required by law.

Reed Nolte, Investor Relations                  Andrew Butcher, Press Inquiries
212/852-7092                                    212/852-7070


                 CONSOLIDATED STATEMENTS OF OPERATIONS
              (in millions, except for per share amounts)



                                               3 Months Ended
                                                September 30,
                                         2003                  2002
                                         ----                  ----

Revenues                                $2,758               $2,344

Expenses
   Operating                             1,786                1,586
   Selling, general and administrative     319                  322
   Depreciation and amortization            42                   47
                                        -------              -------

Operating income                           611                  389

Other income (expense):
   Interest expense, net                    (8)                 (46)
   Equity earnings of affiliates             7                    2
   Minority interest in subsidiaries        (2)                  (9)
   Other, net                               26                    -
                                        -------              -------

Income before provision for
 income taxes                              634                  336

Provision for income tax expense
 on stand-alone basis                     (233)                (122)
                                        -------              -------

   Net income                           $  401               $  214
                                        -------              -------

Basic and diluted earnings
 per share                              $ 0.45               $ 0.25
                                        =======              =======

Basic and diluted weighted average
 number of common equivalent
 shares outstanding                        900                  850
                                        =======              =======

                          SEGMENT INFORMATION
                             (in millions)

                                               3 Months Ended
                                                September 30,
                                         2003                  2002
                                         ----                  ----
Revenues
   Filmed Entertainment                 $1,250               $  883
   Television Stations                     518                  514
   Television Broadcast Network            394                  424
   Cable Network Programming               596                  523
                                        -------              -------
          Total Revenues                $2,758               $2,344
                                        =======              =======

Operating Income (Loss) Before
 Depreciation and Amortization
   Filmed Entertainment                 $  345               $  118
   Television Stations                     237                  224
   Television Broadcast Network            (41)                  (3)
   Cable Network Programming               143                  128
                                        -------              -------
          Total Operating Income
           Before Depreciation
           and Amortization             $  684               $  467
                                        =======              =======


Operating Income (Loss)
   Filmed Entertainment                 $  333               $  105
   Television Stations                     221                  209
   Television Broadcast Network            (45)                  (8)
   Cable Network Programming               102                   83
                                        -------              -------
          Total Operating Income        $  611               $  389
                                        =======              =======

    SUPPLEMENTAL FINANCIAL DATA

    Operating income before depreciation and amortization, defined as operating income plus depreciation and amortization and the amortization of cable distribution investments, eliminates the variable effect across all business segments of non-cash depreciation and amortization. Since operating income before depreciation and amortization is a non-GAAP measure it should be considered in addition to, not as a substitute for, operating income, net income, cash flow and other measures of financial performance reported in accordance with GAAP. Operating income before depreciation and amortization does not reflect cash available to fund requirements, and the items excluded from operating income before depreciation and amortization, such as depreciation and amortization, are significant components in assessing the Company's financial performance. Management believes that operating income before depreciation and amortization is an appropriate measure for evaluating the operating performance of the Company's business segments. Operating income before depreciation and amortization, which is the information reported to and used by the Company's chief decision maker for the purpose of making decisions about the allocation of resources to segments and assessing their performance, provides management, investors and equity analysts a measure to analyze operating performance of each business segment and enterprise value against historical and competitors' data.
    The following table reconciles operating income before depreciation and amortization to the presentation of operating income.

                                               3 Months Ended
                                                September 30,
                                         2003                  2002
                                         ----                  ----
                                                 $ Millions

Operating income                      $    611            $     389
Depreciation and amortization               42                   47
Amortization of cable distribution
 investments                                31                   31
                                      ---------           ----------
Operating income before
 depreciation and amortization        $    684            $     467
                                      =========           ==========

    SUPPLEMENTAL FINANCIAL DATA (continued)


                     For the Three Months Ended September 30, 2003
                                    ($ Millions)
               -------------------------------------------------------
                                                          Operating
                                                            income
                                                            (loss)
                                          Amortization      before
               Operating   Depreciation     of cable     depreciation
                 Income        and        distribution       and
                 (loss)    Amortization   investments    amortization
               ---------- -------------- -------------- --------------

Filmed
 Entertainment $     333  $          12  $           -  $         345
Television
 Stations            221             16              -            237
Television
 Broadcast
 Network             (45)             4              -            (41)
Cable Network
 Programming         102             10             31            143
               ---------- -------------- -------------- --------------
Consolidated
 Total         $     611  $          42  $          31  $         684
               ========== ============== ============== ==============


                     For the Three Months Ended September 30, 2002
                                    ($ Millions)
               -------------------------------------------------------
                                                          Operating
                                                            income
                                                            (loss)
                                          Amortization      before
               Operating   Depreciation    of cable      depreciation
                 Income        and        distribution       and
                 (loss)    Amortization   investments    amortization
               ---------- -------------- -------------- --------------

Filmed
 Entertainment $     105  $          13  $           -  $         118
Television
 Stations            209             15              -            224
Television
 Broadcast
 Network              (8)             5              -             (3)
Cable Network
 Programming          83             14             31            128
               ---------- -------------- -------------- --------------
Consolidated
 Total         $     389  $          47  $          31  $         467
               ========== ============== ============== ==============

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 5, 2003
                                     FOX ENTERTAINMENT GROUP, INC.



                                     By:   /s/ Lawrence A. Jacobs
                                          ----------------------------------
                                          Lawrence A. Jacobs
                                          Executive Vice President